Exhibit 3.1

« Perimeter Solutions »

Société Anonyme

12E, rue Guillaume Kroll

L-1882 Luxembourg

(Grand-Duché de Luxembourg)

R.C.S. Luxembourg: B256548

(la « Société » )

1) La Société a été constituée en date du 21 juin 2021 suivant acte notarié reçu par Danielle KOLBACH, notaire de résidence à Junglinster (Grand-Duché de Luxembourg), publié au Recueil Electronique des Sociétés et Associations (« RESA ») numéro RESA_2021_142 du 5 juillet 2021.

2) Les statuts ont été modifiés et refondus en dernier lieu en date du 2 novembre 2021 suivant acte notarié reçu par Maître Danielle KOLBACH, notaire de résidence à Junglinster (Grand-Duché de Luxembourg).

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UPDATED & COORDINATED ARTICLES OF ASSOCIATION

as of 2 November 2021

STATUTS COORDONNÉS

à la date du 2 novembre 2021

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TITLE I – FORM – NAME – PURPOSE – DURATION – REGISTERED

OFFICE

Article 1 Form

There is hereby formed a société anonyme (the “Company”) governed by Luxembourg law, in particular the law of August 10, 1915 concerning commercial companies, as amended from time to time (the “Law”) as well as by the present articles of association (the “Articles”).

Article 2 Name

The Company’s name is Perimeter Solutions.

Article 3 Registered Office

The registered office of the Company is established in the municipality of Luxembourg, Grand Duchy of Luxembourg.

The registered office may be transferred to any other place within the Grand Duchy of Luxembourg by a resolution of the Board of Directors (as defined below). The Board of Directors is authorised to amend the Articles to reflect such transfer. The Company may have branches and offices, both in the Grand Duchy of Luxembourg or abroad that can established by a resolution of the Board of Directors.

In the event that in the view of the Board of Directors extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office of the Company abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg.

Article 4 Purpose

The object of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

The Company may provide any financial assistance to subsidiaries, affiliated companies or other companies forming part of the group of which the Company belongs, such as, among others, the providing of loans and the granting of guarantees or securities in any kind or form.

The Company may also invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

In a general fashion the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purpose.

Article 5 Duration

The Company is formed for an unlimited duration.

TITLE II – CAPITAL – SHARES

Article 6 Capital

The Company’s share capital is set at USD 40,000 (forty-thousand Dollars) divided into 40,000 (forty thousand) ordinary shares with a nominal value of USD 1 (one Dollar) each, fully paid-up (the “Ordinary Shares”) and 0 (zero) redeemable preferred shares with a nominal value of USD 10 (ten Dollars) each fully paid up (the “Preferred Shares”, and together with the Ordinary Shares, the “Shares”).

The Preferred Shares will be entitled to the rights provided for under Article 30 and are redeemable shares in accordance with Article 10. As long as the Preferred Shares are in issue and outstanding, no shares ranking pari passu or senior to the Preferred Shares shall be issued by the Company, other than additional Preferred Shares or other equity securities interest issued with the consent of a majority of holders of the Preferred Shares.

The rights attached to the Preferred Shares under these Articles shall not be amended in a manner adverse to the Preferred Shares without the consent of holders owning a majority of the Preferred Shares.

In addition to the share capital, a premium account may be established to record any premium paid on any Share in addition to its nominal value. The premium account shall constitute a distributable reserve and may notably be used for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Distributable reserve accounts may be established to record contributions to the Company made by existing shareholders without issuance of Shares. Any such reserve shall constitute a distributable reserve and may notably be used to provide for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Article 7 Authorised capital

The Company’s authorized share capital is fixed at USD 4,000,000,000 (four billion Dollars).

The Board of Directors is authorised, up to the maximum amount of the authorised capital, to (i) increase the issued share capital in one or several tranches by way of issuance of ordinary or preferred shares with such rights as freely determined by the Board of Directors at its discretion, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company or in any other manner (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorised capital under the terms and conditions of warrants (which may be separate or linked to Shares), bonds, notes or similar instruments issued by the Company, (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders and of the holders of instruments issued by the Company that entitle them to a preferential subscription right.

The Board of Directors may authorise any person to accept on behalf of the Company subscriptions and receive payment for Shares or instruments issued under the authorised capital.

The Board of Directors is further authorised to make an allotment of existing or newly issued shares without consideration to the following persons (the “Employee Shares”):

(a) employees of the Company or certain categories amongst those;

(b) employees of companies or economic interest grouping in which the Company holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights;

(c) employees of companies or economic interest grouping which hold directly or indirectly at least ten per cent (10%) of the share capital or voting rights of the Company;

(d) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of the Company; and

(e) members of the corporate bodies of the Company or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those.

The Board of Directors sets the terms and conditions of the allocation of the Employee Shares including the period for the final allocation and any period during which such Employee Shares cannot be transferred by their holders. The preferential subscription right of existing shareholders is automatically cancelled in case of the issuance of Employee Shares.

The above authorisation is valid for a period ending five (5) years after the date of the notarial deed enacting the creation of such authorised share capital.

The above authorisation may be renewed, increased or reduced by a resolution of the General Meeting voting with the quorum and majority rules set for the amendment of the Articles. The right granted to the Board of Directors in the preceding paragraphs, does not deprive the sole shareholder, or as the case may be the general meeting of the shareholders from the right to increase the share capital of the Company. However, the authorized capital is not reduced by the amounts by which the sole shareholder, or as the case may be, the general meeting of the shareholders, has increased the share capital of the Company.

Following each increase of the issued share capital in accordance with this Article 7, Article 6 will be amended so as to reflect the capital increase. Any such amendment will be recorded in a notarial deed upon the instructions of the Board of Directors or of any person duly authorised by the Board of Directors for this purpose.

Article 8 Increase and reduction of capital

The authorized capital and the subscribed capital of the Company may be increased, and the subscribed capital may be reduced, in one or several times by a resolution of the shareholders voting with the quorum and majority rules set by these Articles or, as the case may be, by the Law for any amendment of these Articles.

However no reduction of the share capital by redemption of shares shall be carried out if the rights attached to the Preferred Shares under article 30 have not been complied with by the Company (save for redemption of shares pursuant to equity incentive agreements with employees up to a maximum amount of 32,000,000 (thirty-two million)).

The new Shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders holding the category of shares to be issued and in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the preferred subscription right (“PSRs”)

shall be exercised (the “Subscription Period”). This period may not be less than fourteen (14) days from the date of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the Subscription Period.

The PSRs shall be freely negotiable during the Subscription Period.

If after the end of the Subscription Period not all of the PSRs offered to the existing shareholder(s) have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the Board of Directors decides that the PSRs shall be offered to the existing shareholders who have already exercised their rights during the Subscription Period, in proportion to the portion their Shares represent in the share capital; the modalities for the subscription are determined by the Board of Directors. The Board of Directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the shareholder(s) of the Company. Notwithstanding the above, the Board of Directors may limit or cancel the preferential subscription right of the existing shareholders in accordance with Article 7 hereof.

Article 9 Shares

The Shares are and shall remain in registered form only.

No fractional Share shall be issued or exist at any time.

The Board of Directors shall however be authorized to provide at its discretion for the payment in cash in lieu of any fraction of a Share of the Company.

Shares may be held in trust by one or several shareholders.

The Shares are freely transferable in accordance with the provisions of the Law, subject to any trading related restrictions to which the Shares are subject.

A register of Shares will be kept by the Company at its registered office, where it will be available for inspection by any shareholder. This register will contain the precise designation of each shareholder and the indication of the number of Shares held, the indication of the payments made on the Shares as well as the transfers of Shares and the dates thereof. Ownership of Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to the present article, in such separate register(s).

The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The Board of Directors may however impose transfer restrictions for Shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register kept at the Company’s registered office may always be requested.

Subject to the provisions of these above paragraphs of the present article, the Company may consider the person in whose name the Shares are registered in the register of Shares as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of Shares and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of Shares by means of written notification to the Company.

The Shares may be held by a holder (the “Holder”) through a securities settlement system or a Depositary (as this term is defined below). The Holder of Shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of Shares or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

In connection with a general meeting of shareholders, the Board of Directors may decide that no entry shall be made in the register of Shares and no notice of a transfer shall be recognized by the Company and the registrar(s) during the period starting on the Record Date (as hereinafter defined) and ending on the closing of such general meeting.

All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time.

Where Shares are recorded in the register of Shares in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company—subject to having received from the Depositary a certificate in proper form—will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 9 of the present Articles. The Board of Directors may determine the formal requirements with which such certificates must comply and the exercise of the rights in respect of such Shares may in addition be subject to the internal rules and procedures of the securities settlement system.

Any person who is required to report ownership of Shares on Schedule 13D or 13G pursuant to Rule 13d-1 or changes in such ownership pursuant to Rule 13d-2, each as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Exchange Act of 1934, as amended, must notify the Board of Directors promptly following any reportable acquisition or disposition, and in no event later than the filing date of such Schedule 13D or 13G, of the proportion of Shares held by the relevant person as a result of the acquisition or disposal.

Article 10 Redeemable shares

The Company may issue redeemable shares in accordance with article 430-22 of the Law, and in accordance with the following conditions:

(a) the redemption must be carried out mandatorily at the earliest of:

(i) six months after October 30, 2029 (i.e. April 30, 2030); or

(ii) 9 years after the date of issuance of the redeemable shares; or

(iii) upon the occurrence of a Change of Control (as defined below), any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary) or the voluntary or involuntary bankruptcy of the Company. The term “Change of Control” means (i) the sale of all or substantially all the assets of the Company and its subsidiaries (taken as a whole); or (ii) any merger, consolidation, recapitalization or reorganization of the Company, unless following such merger, consolidation, recapitalization or reorganization, the holders of the Company’s securities prior to such merger, consolidation, recapitalization or reorganization continue to hold (directly or indirectly) at least 50% of the voting rights in the surviving entity (or the parent company of the surviving entity).

(the “Maturity Date”).

(b) the redemption can be carried out at any time prior to the Maturity Date at the sole option of the Company, without suffering or supporting any prepayment fee or penalty;

(c) the redemption must be carried out by a resolution of the Board of Directors who may fix the number of redeemable shares to be redeemed if the redemption is carried out prior to the Maturity Date; if the redemption is carried out at Maturity Date, it shall apply pro rata amongst the holders of redeemable shares; and

(d) the redemption price per share shall be equal to the nominal value of the redeemed share plus any accrued and unpaid Preferred Dividend (as defined under article 30) if any;

(e) If the redeemed shares are not immediately cancelled and the issued share capital decreased accordingly, an amount equal to the aggregate nominal value of the redeemed shares must be allocated to a special undistributable reserve until the share capital is decreased by the same amount or increased by incorporation of that special reserve.

TITLE III – BOARD OF DIRECTORS, STATUTORY AUDITORS

Article 11 Board of directors

The Company will be managed and administered by a board of directors (the “Board of Directors”).

The Board of Directors shall be composed of not less than three (3) members (the “Directors”), who need not be shareholders themselves.

The Directors shall serve for a term of one (1) year.

The Directors will be elected by the shareholders’ meeting which will determine the duration of their mandate, and they will hold office until their successors are elected. They may be re-elected for successive terms and they may be removed at any time, with or without cause, by a resolution of the shareholders’ meeting.

Article 12 Vacancy in the office of the Board of Directors

In the event of a vacancy in the office of a member of the Board of Directors because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the Board of Directors by the remaining members of the Board of Directors until the next general meetings of the shareholders of the Company which shall resolve on the permanent appointment in compliance with the applicable legal provisions and present Articles.

Article 13 Powers of the Board of Directors

The Board of Directors is vested with the broadest powers (except for those powers which are expressly reserved by law to the sole shareholder or the general meeting of shareholders) to perform all acts necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by law or by the Articles to the sole shareholder or the general meeting of shareholders are in the competence of the Board of Directors.

According to article 441-10 of the Law, the daily management of the Company as well as the representation of the Company in relation with this management may be delegated to one or more Directors (the “Managing Director(s)”), officers, managers or other agents, associate or not, acting alone or jointly. Their nomination, revocation and powers shall be settled by a resolution of the Board of Directors. The delegation to a member of the Board of Directors shall entail the obligation for the Board of Directors to report each year to the ordinary general meeting on the salary, fees and any advantages granted to the delegate. The Company may also grant special powers by authentic proxy or power of attorney by private instrument.

Article 14 Representation of the Company

In accordance with article 441-11 of the Law, the Board of Directors may delegate its management powers to a chief executive officer (directeur général). His nomination, revocation, remuneration and the duration of his appointment shall be settled by a resolution of the Board of Directors.

The Company will be bound towards third parties by the signature of any Director, or by the sole signature of the person to whom the daily management of the Company has been delegated, within such daily management or by the joint signatures or sole signature of any persons to whom such signatory power has been delegated by the Board of Directors, but only within the limits of such power.

Where a chief executive officer has been appointed by the Board of Directors, the Company will be bound towards third parties by its sole signature, notwithstanding the power of signature of the Directors under this Article 14.

Article 15 Meetings of the Board of Directors

The Board of Directors may appoint from among its members a chairperson (the “Chairperson”). It may also appoint a secretary, who need not be a Director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of the shareholders.

The Board of Directors will meet upon call by the Chairperson. A meeting of the Board of Directors must be convened if any of two Directors so require.

The Chairperson will preside at all meetings of the Board of Directors and of the shareholders (if required), except that in his absence the Board of Directors may appoint another Director and the general meeting of shareholders may appoint any other person as chairperson pro tempore by vote of the majority present or represented at such meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least twenty-four hours’ written notice of board meetings shall be given in writing, by fax, by mail, by e-mail or by any other mean of written communication. Any such notice shall specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by the consent in writing, by fax, by mail or by e-mail of each Director. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Board of Directors.

Every Board meeting shall be held in Luxembourg or such other place as the Board of Directors may from time to time determine.

A quorum of the Board of Directors shall be at least half of the Directors present at the meeting. When the Section 303A.03 of the New York Stock Exchange Listed Company Manual requires that, at least once a year, only independent directors of the Company may hold a meeting, the quorum required for a meeting of the Board of Directors can be disregarded and the independent directors must all be present or represented at this meeting.

Resolutions of the Board of Directors in a meeting will be taken by a majority of the votes of the Directors present or represented at such meeting. The Chairperson shall have no casting vote in case of a tie.

One or more Directors may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting.

A written decision, signed by all the Directors, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors.

The minutes of any meeting of the Board of Directors will be signed by the Chairperson of the meeting and by the secretary (if any). Any proxies will remain attached thereto.

Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the Chairperson and by the secretary (if any) or by any two members of the Board of Directors.

Article 16 Management fees and expenses

Subject to approval by the General Meeting, Directors may receive a management fee for their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the relevant Director in relation to the management of the Company.

Article 17 Conflict of interest

Save as otherwise provided by the Law, any member of the Board of Directors who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the Board of Directors, must inform the Board of Directors of such conflict of interest and must have his declaration recorded in the minutes of the meeting of the Board of Directors. The relevant member of the Board of Directors may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders of the Company prior to such meeting taking any resolution on any other item.

Where, by reason of conflicting interests, the number of members of the Board of Directors required in order to validly deliberate is not met, the Board of Directors may decide to submit the decision on this specific item to the general meeting of shareholders.

The conflict of interest rules shall not apply where the decision of the Board of Directors relates to day-to-day transactions entered into under normal conditions.

The daily manager(s) of the Company, if any, are subject to the above paragraphs of the present article of these Articles provided that if only one daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the Board of Directors.

Article 18 Committees of the Board of Directors

The Board of Directors may establish one or more committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the Board of Directors. The Board of Directors shall be in charge of the supervision of the activities of the committee(s). For the avoidance of doubt, such committees shall not constitute management committee in the sense of article 441-11 of the Law.

Article 19 Liability of the Directors

The members of the Board of Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in Article 19 and mandatory provisions of the Law, every person who is, or has been, a member of the Board of Directors or officer (mandataire) of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall be provided to any director or officer (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

Article 20 Confidentiality

Even after cessation of their mandate or function, any Director, as well as any person who is invited to attend a meeting of the Board of Directors, shall not disclose information on the Company, the disclosure of which may have adverse consequences for the Company, unless such divulgation is required (i) by a legal or regulatory provision applicable to sociétés anonymes or (ii) for the public benefit.

Article 21 Audit of the Company

The supervision of the Company shall be entrusted to a supervisory auditor (commissaire) or, as the case may be, to a supervisory board constituted by several supervisory auditors.

No supervisory auditor needs to be a shareholder of the Company.

Supervisory auditor(s) shall be appointed by resolution of the shareholders taken in accordance with Article 25 and Article 26 of the Articles and will serve for a term ending on the date of the annual general meeting of shareholders following his/her/their appointment. However his/her/their appointment can be renewed by the general meeting of shareholders.

A supervisory auditor may be removed at any time, without notice and with or without cause by the general meeting of shareholders.

If the general meeting of shareholders of the Company appoints one or more statutory auditors (réviseurs d’entreprises agréés) in accordance with article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.

A statutory auditor may only be removed by the general meeting of shareholders for cause or with his approval.

TITLE IV – SHAREHOLDERS MEETINGS

Article 22 Power of the Meeting of Shareholders

The general meeting of shareholders shall represent all the shareholders of the Company (the “General Meeting”). It has the powers conferred upon it by the Law.

Article 23 Change of nationality

The shareholders may change the nationality of the Company by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article 24 Annual General Meeting

The annual General Meeting shall be held within six (6) months of the end of each financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other General Meetings may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend General Meetings.

Article 25 Other General Meetings

The Board of Directors may convene other General Meetings. Such meetings must be convened if shareholders representing at least ten percent (10%) of the Company’s capital so require.

General Meetings, including the annual General Meeting, may be held abroad if, in judgment of the Board of Directors, which is final, circumstances of force majeure so require.

General Meetings shall be convened through announcements filed with the Luxembourg Trade and Companies Register and published at least fifteen (15) days before the meeting, on the Recueil électronique des sociétés et associations and in a Luxembourg newspaper or, in case of registered shareholders by ordinary mail sent at least ten (10) days before the meeting to said registered shareholders. If the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, such means of communication may be used. Additionnally, if the Shares of the Company are listed on a foreign stock exchange, the General Meetings shall be convened in accordance with the requirements of such foreign stock exchange applicable to the Company.

If the Shares of the Company are listed on a foreign stock exchange, all shareholders recorded in any register of Shares of the Company, the Holder or the Depositary as case may be, are entitled to be admitted to the General Meeting; provided, however, that the Board of Directors may determine a date and time preceding the General Meeting as the record date for admission to the general meeting of shareholders (the “Record Date”), which may not be less than five (5) days before the date of such meeting.

Any shareholder of the Company, Holder or Depositary, as the case may be, may attend the General Meeting by appointing another person as his or her proxy, the appointment of which shall be in writing, in a manner to be determined by the Board of Directors in the convening notice. In case of Shares held through the operator of a securities settlement system or with a Depositary designated by such Depositary, a holder of Shares wishing to attend a General Meeting should receive from such operator or Depositary a certificate certifying the number of Shares recorded in the relevant account on the Record Date and that such Shares are blocked until the closing of the General Meeting to which it relates. The certificate should be submitted to the Company no later than three (3) business days prior to the date of such general meeting. If the shareholder votes by means of a proxy, the proxy shall be deposited at the registered office of the Company or with any agent of the Company, duly authorized to receive such proxies, at the same time. The Board of Directors may set a shorter period for the submission of the certificate or the proxy.

Article 26 Procedure, vote

Shareholders will meet upon call by the Board of Directors or the auditor(s) made in compliance with the Law. The convening notice for every general meeting of shareholders shall contain the date, time, place and agenda of the meeting and may be made through announcements filed with the Luxembourg Trade and Companies Register and published at least fifteen (15) days before the meeting, on the Recueil électronique des sociétés et associations and in a Luxembourg newspaper. In such case, notices by mail shall be sent at least ten (10) days before the meeting to the registered shareholders by ordinary mail (lettre missive). Alternatively, the convening notices may be exclusively made by registered mail in case the Company has only issued registered Shares or if the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, by such means of communication. If the Shares of the Company are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with.

If all the shareholders are present or represented at a General Meeting and if they state that they have been informed of the agenda of the meeting, the General Meeting may be held without prior notice.

Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

Shareholders may act at any General Meeting by appointing in writing, by fax, mail, email or by any other mean of written communication, as his proxy another person who need not be a shareholder.

The Board of Directors may in its sole discretion authorize each shareholder to vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. Subject to such authorization by the Board of Directors, the shareholders may only use voting forms provided by the Company or a Depositary which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box. For the avoidance of doubt, shareholders may not vote by voting forms where the Board of Directors has not authorized such voting method for a given general meeting. The Company will only take into account voting forms received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.

In connection with each General Meeting, the Board of Directors may determine such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the Board of Directors deems appropriate.

Except to the extent inconsistent with the rules and conditions as adopted by the Board of Directors, the person presiding over the General Meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

(a) determining the order of business for the meeting subject to compliance with the agenda for the meeting;

(b) rules and procedures for maintaining order at the meeting and the safety of those present;

(c) limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

(d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(e) limitations on the time allotted to questions or comments by participants.

Except as otherwise required by law or by the Articles, resolutions at a duly convened General Meeting will be passed by a simple majority of those present or represented and voting. Action may only be taken at a General Meeting if at least fifty per cent (50%) of the Shares are represented. If a quorum shall fail to attend a General Meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.

An extraordinary General Meeting may only amend the Articles if at least fifty per cent (50%) of the Shares are represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second extraordinary General Meeting shall be convened by means of notices published in accordance with this Article 26. Resolutions at the second extraordinary General Meeting shall be valid regardless of the proportion of the share capital represented at that meeting. At both extraordinary General Meetings, resolutions must be adopted by at least two-thirds (2/3) of the votes cast.

Abstentions and nil votes shall not be taken into account.

One (1) vote is attached to each outstanding Ordinary Share.

Preferred Shares are not entitled to vote, save for the matters provided for by the Law, including any amendment, alteration or change to the rights attached to the Preferred Shares in a manner adverse to the Preferred Shares for which the consent of holders owning a majority of the Preferred Shares will be required.

Preferred Shares, being non-voting shares, shall not be included for the calculation of the quorum and majority at each General Meetings, save for the matters provided for by the Law and in this Article.

Copies of extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise will be signed by any two members of the Board of Directors or by the Chairperson of the Board of Directors.

Article 27 Adjournment

The Board of Directors may forthwith adjourn any General Meeting by four (4) weeks. The Board of Directors must adjourn a meeting if so required by one or more shareholders representing at least ten per cent (10%) of the Company’s share capital.

Such adjournment automatically cancels any resolution already adopted prior thereto.

The adjourned General Meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

TITLE V – FINANCIAL YEAR – BALANCE SHEET – PROFITS – AUDIT

Article 28 Financial year

The financial year of the Company starts on January 1st and ends on December 31st.

Article 29 Annual accounts

Each year, as at the end of the financial year, the Board of Directors shall draw up a balance sheet and a profit and loss account in accordance with the Law, to which an inventory will be annexed, constituting altogether the annual accounts that will then be submitted to the shareholders in accordance with Article 24 and Article 26 of the Articles.

Article 30 Profits

The credit balance of the profit and loss account, after deduction of the expenses, costs, amortizations, charges and provisions, such as approved by a resolution of the shareholders taken in accordance with Article 24 and Article 26 of the Articles, represents the net profit of the Company.

Each year, 5% (five percent) of the net profit shall be allocated to the legal reserve account of the Company. This allocation ceases to be compulsory when the legal reserve amounts to 1/10 (one tenth) of the share capital of the Company, but must be resumed at any time when the legal reserve falls below this level.

The remaining profit shall be allocated by a resolution of the shareholders taken in accordance with Article 24 and Article 26 of the Articles, subject to the paragraph and priority order below.

Where Preferred Shares are issued and outstanding, each Preferred Share is entitled to a preferred annual cumulative right to a dividend amounting to 6.5% (the “Regular Dividend Rate”) of its nominal value (the “Preferential Dividend”). The Preferential Dividend shall be paid each year within 3 business days following the holding of the annual General Meeting provided for under article Article 24 (each, a “Preferential Dividend Payment Date”). On each Preferential Dividend Payment Date, 40% of the Preferential Dividend for such year (or 50% of the Preferential Dividend for such year if the Company paid a dividend on the Ordinary Shares during period since the payment of the last Preferential Dividend Payment Date) shall be paid in cash and the remainder of the Preferential Dividend shall be paid in kind, unless the Company elects to pay any additional portion of the Preferential Dividend in cash; provided, that, (x) the Company shall not be required to pay any portion of such annual Preferential Dividends in cash on a Preferential Dividend Payment Date to the extent that the Company or its subsidiaries are prohibited from paying such portion of the annual Preferential Dividend in cash under either (i) that certain senior credit facility agreement to which the Company and/or certain of its subsidiaries is a party (the “Senior Credit Agreement”) or (ii) that certain bridge term loan credit facility to which the Company and/or certain of its subsidiaries is a party or any senior secured notes issued by the Company and/or any of its subsidiaries (as applicable, the “Bridge Loan/Secured Notes”), and (y) in the event that the Company or its subsidiaries are so prohibited from paying all or a portion of such Preferential Dividends in cash as described in the foregoing clause (x), the Company shall pay the maximum amount not prohibited by the Senior Credit Agreement or the Bridge Loan/Secured Notes in cash. If the Company fails to pay any portion of the cash portion of the Preferential Dividend for any reason in a given year by the Preferential Dividend Payment Date (including due to clause (x) of the immediately preceding sentence), then (i) the Preferential Dividend rate for such year (i.e. the year in which the Company fails to pay any portion of the cash portion of the Preferential Dividend Payment), but not necessarily the subsequent year, will increase to the interest rate being paid (whether default or not) at such time under the Senior Credit Agreement plus 5% (the “Increased Dividend Rate”) and (ii) the Preferential Dividend Rate for the following year will be reset at the Regular Dividend Rate and will be subject to increase to the Increased Dividend Rate for such year (but not necessarily the subsequent year) if the Company fails to pay any portion of the cash portion of the Preferential Dividend Payment by the Preferential Dividend Payment Date for such year.

If the Company fails to redeem the Preferred Shares at the Maturity Date, the Preferential Dividend rate will permanently increase to the interest rate currently being paid (whether default or not) under the Senior Credit Agreement plus 10%.

As long as Preferred Shares are issued and outstanding, the Company and its subsidiaries shall not (a) enter into a credit agreement (except to the extent related to the issuance of senior secured notes as contemplated by the Bridge Loan/Secured Notes) or (b) amend the Senior Credit Agreement, in each case, in a manner that would adversely affect the redemption rights of the Preferred Shares by extending the maturity date under such credit facility beyond the Maturity Date or increase the restrictions on the Company’s ability to pay the cash portion of Preferential Dividends without the consent of holders owning a majority of the Preferred Shares. If, in any year, the Company fails to make any portion of the cash portion of any Preferential Dividend by the Preferential Dividend Payment Date, then, during the following year, the Company may not, without the consent of the holders of a majority of the outstanding Preferred Shares, pay a cash dividend on the Ordinary Shares until such time as the Company has paid the cash portion of the Preferential Dividend Payment for such following year (which cash portion of the Preferential Dividend Payment may be paid by the Company in advance of the Preferential Dividend Payment Date for, and at any time during, such following year); for the avoidance of doubt, the restrictions set forth in this sentence shall not apply to any non-pro rata purchase, repurchase or redemption of any equity securities of the Company or any of its subsidiaries. As long as Preferred Shares are issued and outstanding, during the occurrence and continuance of a default by the Company to pay any Preferential Dividend (for the avoidance of doubt, the payment of any cash portion of the Preferential Dividend in kind in accordance with the terms of these Articles shall not constitute a default by the Company), the approval of holders owning a majority of the outstanding Preferred Shares shall be required (i) for the declaration of dividends to the benefit of all other categories of Shares issued and outstanding and (ii) for the purchase, repurchase or redemption of any equity securities of the Company or any of its subsidiaries (other than pursuant to equity incentive agreements with employees).

Article 31 Interim dividends

Subject to the above provision, the Board of Directors may, in accordance with the provisions of article 461-3 of the Law, decide to pay interim dividends (that may include the payment of the Preferential Dividend before payment of any other dividend) before the end of the current financial year, on the basis of a statement of accounts not older than 2 (two) months of the date of the decision and prepared by the Board of Directors, and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the Law or of the Articles.

The supervisory auditor or the statutory auditor, as applicable, shall verify that the conditions laid out above have been complied with.

TITLE VI – DISSOLUTION – LIQUIDATION

Article 32 Dissolution, liquidation

The Company may be dissolved by a decision of the General Meeting voting with the same quorum and majority as for the amendment of these Articles, unless otherwise provided by the Law.

Should the Company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the General Meeting, which will determine their powers and their compensation.

After payment of all the debts of and charges against the Company and of the expenses of liquidation, the holders of Preferred Shares, if any, shall be entitled to a preferential right to repayment of the nominal value of the Preferred Shares plus any accrued but unpaid Preferential Dividends before repayment of the nominal value of the Ordinary Shares. Thereafter, the net liquidation proceeds shall be distributed equally to the holders of the Ordinary Shares pro rata to the number of Ordinary Shares held by them.

TITLE VII – APPLICABLE LAW – EXCLUSIVE FORUM

Article 33 Applicable law

All matters not governed by these Articles shall be determined in accordance with the Law. If the Shares of the Company are listed on a foreign stock exchange or the Company is subject to the rules and regulations of the Commission, to the extent any provision of these Articles conflicts with applicable rules and regulations of such foreign stock exchange or the Commission, such rules and regulations shall govern, unless compliance with such rules and regulations will violate the Law.

Article 34 Exclusive forum

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.

Any person or entity purchasing or otherwise acquiring any interest in Shares shall be deemed to have notice of and consented to the provisions of the aforementionned paragraph. Notwithstanding the foregoing, the provisions of this Article 34 shall not apply to suits brought to enforce any liability or duty created by the U.S. Securities. Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE

TITRE I – FORME – DENOMINATION – OBJET – DUREE– SIEGE SOCIAL

Article 1    Forme

II est formé par les présentes une société anonyme (la “Société”) régie par les lois du Grand-Duché de Luxembourg, en particulier la loi du 10 août 1915 relative aux sociétés commerciales, telle que modifiée (la “Loi”) ainsi que par les présents statuts (les “Statuts”).

Article 2    Dénomination

La dénomination de la Société est Perimeter Solutions.

Article 3    Siège social

Le siège social de la Société est établi dans la commune de Luxembourg, Grand-Duché de Luxembourg.

Le siège social peut être transféré à tout autre endroit du Grand-Duché de Luxembourg par une résolution du Conseil d’Administration (tel que défini ci-dessous). Le Conseil d’Administration est autorisé à modifier les Statuts de manière à refléter un tel transfert. La Société peut ouvrir des bureaux ou succursales, au Grand-Duché de Luxembourg ou à l’étranger, qui peuvent être établis par une résolution du Conseil d’Administration.

Dans l’hypothèse où le Conseil de d’Administration estimerait que des événements exceptionnels d’ordre politique, économique ou social ou des catastrophes naturelles se sont produits ou seraient imminents, de nature à interférer avec l’activité normale de la Société à son siège social, il pourra transférer provisoirement le siège social de la Société a l’étranger jusqu’à la cessation complète de ces circonstances exceptionnelles. Ces mesures provisoires n’auront toutefois aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège social, restera une société régie par les lois du Grand-Duché de Luxembourg.

Article 4    Objet

La Société a pour objet la prise de participations, la détention et la vente de participations dans des entreprises luxembourgeoises et/ou étrangères et dans toute autre forme d’investissement, l’acquisition par achat, souscription ou de toute autre manière ainsi que la cession par vente, échange ou autrement de valeurs mobilières de toute nature ainsi que l’administration, la gestion, le contrôle et le développement de son portefeuille.

La Société peut accorder toute assistance financière à des filiales, des sociétés affiliées ou à d’autres sociétés appartenant au même groupe de sociétés que la Société, notamment des prêts, garanties ou sûretés sous quelque forme que ce soit.

La Société peut investir dans l’immobilier ou les droits de propriété intellectuelle ou tout autre actif mobilier ou immobilier sous quelque forme que ce soit.

La Société peut emprunter sous quelque forme que ce soit et procéder à l’émission d’obligations, de billets à ordre ou tout autre instrument de dette ainsi que des bons de souscription ou tout autre droit de souscription d’actions.

D’une manière générale, la Société peut effectuer toute opération commerciale, industrielle ou financière qu’elle jugera utile à l’accomplissement et au développement de son objet social.

Article 5    Durée

La Société est constituée pour une durée indéterminée.

TITRE II – CAPITAL – ACTIONS

Article 6    Capital

Le capital social de la Société est fixé à 40.000 USD (quarante mille Dollars américains) divisé en 40.000 (quarante mille) actions ordinaires d’une valeur nominale de 1 USD (un Dollar américain) chacune, entièrement libérées (les “Actions Ordinaires”) et 0 (zéro) actions préférentielles rachetables d’une valeur nominale de 10 USD (dix Dollars américains) chacune, entièrement libérées (les “Actions Préférentielles”, collectivement avec les Actions Ordinaires, les “Actions”).

Les Actions Préférentielles bénéficieront des droits prévus à l’article 30 et sont des actions rachetables conformément à I’article 10. Tant que les Actions Préférentielles sont émises et en circulation, aucune action de rang égal ou supérieur aux Actions Préférentielles ne sera émise par la Société, à I’exception d’Actions Préférentielles supplémentaires ou d’autres titres de participation émis avec le consentement de la majorité des détenteurs d’Actions Préférentielles.

Les droits attachés aux Actions Préférentielles en vertu des présents statuts ne peuvent être modifiés d’une manière défavorable aux Actions Préférentielles sans le consentement des détenteurs possédant la majorité des Actions Préférentielles.

En plus du capital social, un compte prime d’émission peut être établi sur lequel seront transférées toutes les primes d’émission payées sur les Actions en plus de la valeur nominale. Le compte prime d’émission constitue une réserve distribuable et peut être utilisé notamment pour régler le prix des Actions que la Société a rachetées à ses actionnaires, pour compenser toute perte nette réalisée, pour procéder à des distributions à I’/aux actionnaire(s) ou pour affecter des fonds à la réserve légale.

Les comptes prime d’émission peuvent être créés pour enregistrer les apports apportés à la Société par les actionnaires existants sans émission d’Actions. Les comptes prime d’émission constituent une réserve distribuable et peuvent être utilisés notamment pour payer les Actions que la Société pourrait racheter de son/ses actionnaire(s), pour compenser les pertes nettes réalisées, pour procéder à des distributions à I’/aux actionnaire(s) ou pour affecter des fonds à la réserve légale.

Article 7    Capital autorisé

Le capital autorisé de la Société est fixé à 4.000.000.000 USD (quatre milliards de Dollars américains).

Le Conseil d’Administration est autorisé, dans les limites du capital autorisé, à (i) augmenter le capital social émis en une ou plusieurs fois par l’émission d’actions ordinaires ou préférentielles assorties des droits librement déterminés par le Conseil d’Administration de façon discrétionnaire, avec ou sans prime d’émission, contre des apports en numéraire ou en nature, par conversion de créances de la Société ou de toute autre manière, (ii) émettre des droits de souscription et/ou droits de conversion se rapportant à de nouvelles actions ou instruments dans les limites du capital autorisé conformément aux termes et conditions des bons de souscription (qui peuvent être séparés ou liés aux Actions), d’obligations convertibles, de billets à ordre ou instruments similaires émis par la Société, (iii) fixer le lieu et la date de l’émission ou des émissions successives, le prix d’émission, les modalités et conditions de la souscription et de la libération des nouvelles actions et de ces instruments et (iv) supprimer ou limiter le droit de souscription préférentiel statutaire des actionnaires ou des détenteurs d’instruments émis par la Société qui conferent à ces détenteurs un droit de souscription préférentiel.

Le Conseil d’Administration peut autoriser toute personné à accepter, au nom de la Société, des souscriptions et de recevoir paiement pour des actions ou instruments émis dans le cadre du capital autorisé.

Le Conseil d’Administration est en outre autorisé à attribuer des actions existantes ou nouvellement émises sans contrepartie aux personnes suivantes (les “Actions des Salariés”)

(a) membres du personnel salarie de la Société ou certaines catégories d’entre eux ;

(b) membres du personnel salarié des sociétés ou des groupements d’intérêt économique dont dix pour cent (10%) au moins du capital social ou des droits de vote sont détenus directement ou indirectement par la Société ;

(c) membres du personnel salarié des sociétés ou des groupements d’intérêt économique qui détenant directement ou indirectement au moins dix pour cent (10%) du capital ou des droits de vote de la Société ;

(d) membres du personnel salarié des sociétés ou des groupements d’intérêt économique dont cinquante pour cent (50%) au moins du capital ou des droits de vote sont détenus, directement ou indirectement, par une société détenant elle-même, directement ou indirectement, au moins cinquante pour cent (50%) du capital de la Société ; et

(e) mandataires sociaux de la Société ou des sociétés ou groupements d’intérêt économique cités aux points (b) à (d) ci-dessus, ou de certaines catégories d’entre eux.

Le Conseil d’Administration fixe les conditions d’attribution des Actions des Salariés, y compris la période d’attribution finale et toute période pendant laquelle ces actions ne peuvent être transférées par leurs détenteurs. Le droit préférentiel de souscription des actionnaires existants est automatiquement annulé en cas d’émission d’Actions des Salariés.

L’autorisation ci-dessus est valable pendant une période se terminant cinq (5) ans aprés l’acte notarié qui crée ce capital autorisé.

L’autorisation ci-dessus peut être renouvelée, augmentée ou réduite par une résolution de l’Assemblée Générale votant aux conditions de quorum et de majorité exigées pour toute modification des Statuts. Le droit conféré au Conseil d’Administration dans le paragraphe précédent, ne prive pas l’actionnaire, ou selon le cas, l’assemblée générale des actionnaires du droit d’augmenter le capital social de la Société. Néanmoins, le montant du capital autorisé ne se trouve pas amputé des montants dont l’actionnaire unique ou, selon le cas l’assemblée générale des actionnaires, augmente le capital social de la Société.

A la suite de chaque augmentation du capital social émis conformemént au présent Article 7, l’Article 6 sera modifié afin de refléter l’augmentation du capital. Une telle modification sera constatée sous forme authentique par le Conseil d’Administration ou par toute personne dûment autorisée et mandatée à cet effet par le Conseil d’Administration.

Article 8    Augmentation et réduction du capital social

Le capital autorisé et le capital émis de la Société peut être augmenté ou réduit, en une ou en plusieurs fois, par une résolution de l’assemblée générale des actionnaires, selon le cas, adoptée aux conditions de quorum et de majorité exigées par les présents Statuts ou, le cas échéant, par la loi pour toute modification des Statuts.

Toutefois, aucune réduction du capital social par rachat d’actions ne sera effectuée si les droits attachés aux Actions Préférentielles en vertu de l’article 30 n’ont pas été respectés par la Société (à l’exception du rachat d’actions en vertu de contrats d’intéressement en actions avec les employés jusqu’à un montant maximum de 32.000.000 (trente-deux millions)).

Les nouvelles Actions à souscrire par apport en numéraire seront offertes par préférence aux actionnaires existants détenant ladite catégorie d’action proportionnellement à la part du capital qu’ils détiennent. Le Conseil d’Administration fixera le délai pendant lequel le droit préférentiel de souscription (“DSP”) devra être exercé (“Période de Souscription”). Ce délai ne pourra pas être inférieur a quatorze (14) jours à compter de la date d’envoi d’une lettre recommandée ou de tout autre moyen de communication accepté individuellement par les destinataires et garantissant l’accès aux informations transmises aux actionnaires annonçant l’ouverture de la Période de Souscription.

Les DSPs sont librement négociables pendant la Période de Souscription.

Si après la fin de la Période de Souscription, tous les DSPs offerts aux actionnaires existants n’ont pas été exercés par ces derniers, des tiers peuvent être autorisés à participer à l’augmentation du capital social, sauf si le Conseil d’Administration décide que les DSP seront offerts aux actionnaires existants qui ont déjà exercé leurs droits pendant la Période de Souscription, proportionnellement à la part de leurs Actions dans le capital social; les modalités de souscription sont déterminées par le Conseil d’Administration. Le Conseil d’Administration peut également décider dans ce cas que le capital social ne sera augmenté qu’à concurrence du montant des souscriptions reçues par le(s) actionnaire(s) de la Société. Par dérogation à ce qui est dit ci-dessus, le Conseil d’Administration peut limiter ou supprimer le droit préférentiel de souscription des actionnaires existant conformément à l’article 7 des présents Statuts.

Article 9    Actions

Les Actions sont et devront être uniquement sous forme nominative.

Aucune fraction d’Action ne peut exister ou être émise.

Le Conseil d’Administration est cependant autorisé à organiser de façon discrétionnaire le paiement en espèces au lieu de toute fraction d’Action de la Société.

Les Actions peuvent être détenues en fiducie par un ou plusieurs actionnaires.

Lee Actions sont librement transférables conformément aux dispositions de la Loi, sous réserve de toutes restrictions liées à la négociation auxquelles ces Actions sont soumises.

Un registre des Actions sera tenu par la Société à son siège social où il sera mis à disposition aux fins de vérifications par tout actionnaire. Ce registre contiendra la désignation précise de chaque actionnaire et l’indication du nombre de ses Actions, l’indication des paiements effectués sur ses Actions ainsi que les transferts des Actions avec leur date. La propriété des Actions sera établie par l’inscription sur ledit registre ou dans le cas ou des teneurs de registres séparés ont été nommés conformément au présent article des Statuts, dans ce(s) registre(s) séparé(s).

La Société peut nommer des teneurs de registre dans différentes juridictions qui pourront tenir chacun un registre séparé pour les Actions qui y seront inscrites. Les actionnaires pourront choisir d’être inscrits dans l’un des registres et de transférer leurs Actions dans un autre registre tenu de cette façon. Le Conseil d’Administration peut toutefois imposer des restrictions au transfert pour les Actions inscrites, cotées, traitées ou placées dans certaines juridictions conformément aux exigences applicables dans ces juridictions. Un transfert dans le registre tenu au siège social de la Société peut toujours être demandé.

Sous réserve des dispositions des alinéas précédents du présent article, la Société peut considérer la personne au nom de laquelle les Actions sont inscrites dans le registre des Actions comme étant le propriétaire unique desdites Actions. Dans le cas où un détenteur d’Actions n’a pas fourni par voie écrite d’adresse à laquelle toutes les notifications et communications de la Société pourront être envoyées, la Société pourra permettre l’inscription de cette information dans le registre des Actions et l’adresse de ce détenteur sera considérée comme étant au siège social de la Société ou à tout autre adresse que la Société pourra inscrire au fil du temps jusqu’à ce que ce détenteur ait fourni par écrit une adresse différente à la Société. Le détenteur peut modifier à tout moment son adresse figurant au registre des Actions au moyen d’une notification écrite faite à la Société.

Les Actions peuvent être tenues par un porteur (le “Porteur”) au travers d’un système de compensation ou d’un Dépositaire (tel que ce terme est défini ci-dessous). Le Porteur d’Actions détenues dans ces comptes de titres fongibles a les mêmes droits et obligations que si ce Porteur détenait directement les Actions. Les Actions détenues au travers d’un système de compensation ou d’un Dépositaire doivent être consignées dans un compte ouvert au nom du Porteur et peuvent être transférées d’un compte à un autre, conformément aux procédures habituelles pour le transfert de titres sous forme d’inscription en compte. Toutefois, la Société versera les dividendes, s’il y en a, ainsi que tout autre paiement en espèces, actions ou autres titres, s’il y en a, uniquement au profit du système de compensation ou du Dépositaire inscrits dans le registre des Actions ou conformément aux instructions de ce système de compensation ou du Dépositaire. Ce paiement déchargera complètement la Société de ses obligations à cet égard.

Dans le cadre d’une assemblée générale des actionnaires, le Conseil d’Administration peut décider qu’aucune inscription ne soit faite dans le registre des Actions et qu’aucun avis de transfert ne soit reconnu par la Société et le(s) teneur(s) de registre durant la période commençant à la Date d’Inscription (telle que définie ci-après) et se terminant à la clôture de cette assemblée générale.

Toutes les communications et avis à donner à un actionnaire inscrit sont réputés valablement faits s’ils sont faits à la dernière adresse communiquée par l’actionnaire à la Société ou, si aucune adresse n’a été communiquée par l’actionnaire, au siège social de la Société ou à toute autre adresse que la Société pourra inscrire dans le registre au fil du temps.

Lorsque les Actions sont enregistrées dans le registre des Actions au nom ou pour le compte d’un système de compensation ou de l’opérateur d’un tel système et enregistrées comme des entrées dans les comptes d’un dépositaire professionnel ou de tout sous-dépositaire (tout dépositaire et tout sous-dépositaire sera désigné ci-après comme un « Dépositaire »), la Société — sous réserve d’avoir reçu du Dépositaire un certificat en bonne et due forme — permettra au Dépositaire de telles entrées en compte d’exercer les droits attachés aux Actions correspondant aux entrées en compte du Porteur concerné, y compris de recevoir les convocations aux assemblées générales, l’admission et le vote aux assemblées générales et devra considérer le Dépositaire comme étant le porteur des Actions correspondant aux entrées en compte aux fins du présent Article 9 des présents Statuts. Le Conseil d’Administration peut déterminer les conditions de forme auxquelles devront répondre ces certificats et l’exercice des droits relatifs à ces Actions peut en outre être soumis aux règles et procédures internes du système de règlement des titres.

Toute personne tenue de déclarer la propriété d’Actions sur l’Annexe 13D ou 13G conformément à la Règle 13d-I ou les modifications de cette propriété conformément à la Règle 13d-2, chacune étant promulguée par la Commission américaine des opérations de bourse (Securities and Exchange Commission) (la “Commission”) en vertu du « U.S. Securities Exchange Act » de 1934, tel que modifié, doit informer le Conseil d’Administration rapidement après toute acquisition ou cession à déclarer, et au plus tard à la date de dépôt de cette Annexe 13D ou I3G, de la proportion d’Actions détenues par la personne concernée à la suite de l’acquisition ou de la cession.

Article 10    Actions rachetables

La Société peut émettre des actions rachetables conformément à l’article 430-22 de la Loi, et selon les conditions suivantes:

(a) le rachat doit être effectué obligatoirement à la première des dates suivantes:

(i) six mois après le 30 octobre 2029 (soit le 30 avril 2030); ou

(ii) 9 ans après la date d’émission des actions rachetables; ou

(iii) lors de la survenance d’un Changement de Contrôle (tel que défini ci-dessous), de toute liquidation ou dissolution de la Société (volontaire ou involontaire) ou de la faillite volontaire ou involontaire de la Société. Le terme “Changement de Contrôle” signifie (i) la vente de la totalité ou de la quasi-totalité des actifs de la Société et de ses filiales (prises dans leur ensemble); ou (ii) toute fusion, consolidation, recapitalisation ou réorganisation de la Société, à moins qu’à la suite de cette fusion, consolidation, recapitalisation ou réorganisation, les détenteurs des titres de la Société avant cette fusion, consolidation, recapitalisation ou réorganisation continuent de détenir (directement ou indirectement) au moins 50 % des droits de vote dans l’entité survivante (ou la société mère de l’entité survivante).

(la “Date d’Echéance”).

(b) le rachat peut être effectué à tout moment avant la Date d’Echéance à la seule discrétion de la Société, sans subir ou supporter de frais de remboursement anticipé ou de pénalité;

(c) le rachat doit être effectué par une résolution du Conseil d’Administration qui peut fixer le nombre d’actions rachetables à racheter si le rachat est effectué avant la Date d’Echéance; si le rachat est effectué à la Date d’Echéance, il s’applique au prorata entre les détenteurs d’actions rachetables;

(d) le prix de rachat par action sera égal à la valeur nominale de l’action rachetée plus tout Dividende Préférentiel (tel que défini à l’article 30) couru et non payé, le cas échéant; et

(e) si les actions rachetées ne sont pas immédiatement annulées et le capital social émis diminué en conséquence, un montant égal à la valeur nominale globale des actions rachetées doit être affecté à une réserve spéciale non distribuable jusqu’à ce que le capital social soit diminué du même montant ou augmenté par incorporation de cette réserve spéciale.

TITRE III — CONSEIL D’ADMINISTRATION, COMMISSAIRES

Article 11    Conseil d’Administration

La Société est gérée et administrée par un conseil d’administration (le “Conseil d’Administration”).

Le Conseil d’Administration sera composé de trois (3) membres au moins (les “Administrateurs”), lesquels n’auront pas besoin d’être actionnaires.

Les Administrateurs seront nommés pour une durée d’un (1) an.

Les Administrateurs seront nommés par l’assemblée générale qui détermine la durée de leur mandat, et ils resteront en fonction jusqu’à ce que leurs successeurs soient élus. Ils peuvent être réélus pour des mandats successifs et ils peuvent être révoqués à tout moment, avec ou sans motif par décision de l’assemblée générale.

Article 12    Vacances d’un poste de membre du Conseil d’Administration

En cas de vacance d’un membre du Conseil d’Administration en raison d’un décès, d’une incapacité légale, d’une faillite, d’une démission ou autre, ce poste peut être pourvu de manière temporaire et pour une durée n’excédant pas le mandat initial du membre remplacé du Conseil d’Administration, par les autres membres du Conseil d’Administration jusqu’à la prochaine assemblée générale des actionnaires de la Société qui se prononcera sur la nomination permanente dans le respect des dispositions légales applicables et des présents Statuts.

Article 13    Pouvoirs des administrateurs

Le Conseil d’Administration est investi de tous les pouvoirs (à l’exception de ceux qui sont expressément réservés par la loi à l’actionnaire unique ou à l’assemblée générale des actionnaires) pour accomplir tout acte nécessaire pour accomplir l’objet social de la Société. Tous pouvoirs qui ne sont pas expressément réservés par la loi ou par les Statuts à l’actionnaire unique ou à l’assemblée générale des actionnaires sont dans la compétence du Conseil d’Administration.

La gestion journalière de la Société ainsi que la représentation de la Société en ce qui concerne cette gestion pourront, conformément à l’article 441-10 de la Loi, être déléguées à un ou plusieurs Administrateurs (le(s) “Administrateur(s) Délégué(s)”), directeurs, gérants et autres agents, actionnaires ou non, agissant seuls ou conjointement. Leur nomination, leur révocation et leurs attributions seront réglées par une décision du Conseil d’Administration. La délégation à un membre du Conseil d’Administration impose au Conseil d’Administration l’obligation de rendre annuellement compte à l’assemblée générale ordinaire, des traitements, émoluments et avantages quelconques alloués au délégué. La Société peut également conférer tous mandats spéciaux par procuration authentique ou sous seing privé.

Article 14    Représentation de la Société

Conformément à l’article 441-11 de la loi, le Conseil d’Administration peut déléguer ses pouvoirs de gestion à un directeur général. Sa nomination, sa révocation, sa rémunération et la durée de son mandat sont réglées par une résolution du Conseil d’Administration.

La Société sera engagée vis-à-vis des tiers par la signature de tout Administrateur, ou par la signature unique de la personne à qui la gestion journalière de la Société a été déléguée, dans le cadre de cette gestion journalière ou par les signatures conjointes ou la signature unique de toute personne à qui le Conseil d’Administration a délégué ce pouvoir de signature, mais uniquement dans les limites de ce pouvoir.

Lorsqu’un directeur général a été nommé par le Conseil d’Administration, la Société sera engagée vis-à-vis des tiers par sa seule signature, nonobstant le pouvoir de signature des Administrateurs en vertu du présent article 14.

Article 15    Réunions du Conseil d’Administration

Le Conseil d’Administration peut choisir parmi ses membres un président (le “Président”). Il pourra également nommer un secrétaire qui n’a pas besoin d’être Administrateur et qui sera responsable de la tenue des procès-verbaux des réunions du Conseil d’Administration et des actionnaires.

Le Conseil d’Administration se réunira sur convocation du Président. Une réunion du Conseil d’Administration doit être convoquée si deux Administrateurs le demandent.

Le Président présidera toutes les réunions du Conseil d’Administration et les assemblées générales des actionnaires (si nécessaire), mais en son absence le Conseil d’Administration pourra désigner un autre Administrateur et l’assemblée générale des actionnaires pourra désigner toute autre personne comme président pro tempore à la majorité des membres présents ou représentés.

Sauf en cas d’urgence ou avec l’accord écrit préalable de tous ceux qui ont le droit d’y assister, une convocation écrite de toute réunion du Conseil d’Administration devra être transmise, vingt-quatre heures au moins avant la date prévue pour la réunion, par télécopie, par courrier, par courriel ou tout autre moyen de communication. La convocation indiquera la date, l’heure et le lieu de la réunion ainsi que l’ordre du jour et la nature des affaires à traiter. Il pourra être passé outre cette convocation avec l’accord écrit transmis par télécopie, par courrier ou par courriel de chaque Administrateur. Une convocation spéciale ne sera pas requise pour les réunions se tenant à une date et à un endroit déterminé dans une résolution préalablement adoptée par le Conseil d’Administration.

Toute réunion du Conseil d’Administration se tiendra à Luxembourg ou tout autre endroit que le Conseil d’Administration pourra déterminer de temps à autre.

Tout membre du Conseil d’Administration pourra se faire représenter aux réunions du Conseil d’Administration en désignant par écrit, par télécopie, par courriel ou par courrier un autre membre du Conseil d’Administration comme son mandataire.

Le quorum du Conseil d’Administration est atteint lorsque la moitié au moins des Administrateurs sont présents à la réunion. Dans le cas où la Section 303A.03 du manuel des sociétés cotées de la bourse de New-York (New-York Stock Exchange Listed Company Manual) exige que, au moins une fois par an, les administrateurs indépendants se réunissent, le quorum requis pour une réunion du Conseil d’Administration pourra être ignoré et tous les administrateurs indépendants devront alors être présents ou représentés à cette réunion.

Les résolutions du Conseil d’Administration sont prises à la majorité des voix des Administrateurs présents ou représentés à cette réunion. Le Président n’aura pas de vote prépondérant en cas d’égalité des votes.

Un ou plusieurs Administrateurs peuvent participer à une réunion par conférence téléphonique, visioconférence ou par tout autre moyen de communication similaire permettant ainsi à plusieurs personnes y participant de communiquer simultanément l’une avec l’autre. Une telle participation sera considérée équivalente à une présence physique à la réunion.

Une décision écrite signée par tous les Administrateurs est régulière et valable comme si elle avait été adoptée à une réunion du Conseil d’Administration, dûment convoquée et tenue. Une telle décision pourra être consignée dans un seul ou plusieurs écrits séparés ayant le même contenu et signé par un ou plusieurs Administrateurs.

Les procès-verbaux de toute réunion du Conseil d’Administration seront signés par le Président de la réunion et par le secrétaire (s’il y a un). Les procurations resteront annexées aux procès-verbaux.

Les copies ou extraits de ces procès-verbaux, destinés à servir en justice ou ailleurs, seront signés par le Président et le secrétaire (s’il y en a) ou par deux membres du Conseil d’ Administration.

Article 16    Rémunération et dépenses

Sous réserve de l’approbation de l’Assemblée Générale, les Administrateurs peuvent recevoir une rémunération pour leur gestion de la Société et peuvent, de plus, être remboursés de toutes les dépenses que l’Administrateur concerné aurait exposées en relation avec la gestion de la Société.

Article 17 Conflit d’intérêt

Sauf dispositions contraires de la Loi, tout membre du Conseil d’Administration qui a, directement ou indirectement, un intérêt de nature patrimoniale opposé à celui de la Société à l’occasion d’une opération relevant du Conseil d’Administration est tenu d’en prévenir le Conseil d’Administration et de faire mentionner cette déclaration dans le procès-verbal de la séance. L’administrateur concerné ne peut prendre part ni aux discussions relatives à cette opération, ni au vote y afférent. Ce conflit d’intérêts doit également faire l’objet d’un rapport aux actionnaires, lors de la prochaine assemblée générale des actionnaires, et avant toute prise de décision de 1’assemblée générale des actionnaires sur tout autre point à l’ordre du jour.

Lorsque, en raison d’un conflit d’intérêts, le nombre d’administrateurs requis afin de délibérer valablement n’est pas atteint, le Conseil d’Administration peut décider de déférer la décision sur ce point spécifique à l’assemblée générale des actionnaires.

Les règles relatives aux conflits d’intérêts ne s’appliquent pas lorsque la décision du Conseil d’Administration se rapporte à des opérations courantes conclues dans des conditions normales.

Le(s) délégués à la gestion journalière de la Société le cas échéant, sont soumis aux alinéas précédents du présent article des présents Statuts à condition qu’un seul délégué à la gestion journalière de la Société ait été désigné et se trouve en situation conflit d’intérêts, la décision visée devant être adoptée par le Conseil d’Administration.

Article 18 Comités du Conseil d’Administration

Le Conseil d’Administration peut créer un ou plusieurs comités. La composition et les pouvoirs de ce(s) comité(s), les modalités de nomination, de révocation, de rémunération et la durée du mandat de ses/leurs membres, ainsi que son/leur règlement intérieur sont déterminés par le Conseil d’Administration. Le Conseil d’Administration est chargé de la supervision des activités du ou des comité(s). Pour éviter toute ambiguïté, ces comités ne constituent pas un comité de direction au sens de l’article 441-11 de la Loi.

Article 19 Responsabilité des Administrateurs

Les membres du Conseil d’Administration ne sont pas tenus personnellement responsables des dettes ou autres obligations de la Société. En tant que mandataires de la Société, ils sont responsables de l’exercice de leurs fonctions. Sous réserve des exceptions et limitations énumérées à l’article 19 et des dispositions impératives de la Loi, toute personne qui est, ou a été, membre du Conseil d’Administration ou mandataire de la Société est indemnisée par la Société tel que la loi le prévoir de toute responsabilité et de toutes les dépenses raisonnablement encourues ou payées par elle dans le cadre de toute réclamation, action, poursuite ou procédure dans laquelle elle est impliquée en tant que partie ou autrement du fait qu’elle est ou a été administrateur ou mandataire, ainsi que des montants payés ou encourus par elle dans le règlement de celles-ci. Les mots “réclamation”, “action”, “poursuite” ou “procédure” s’appliquent à toutes les réclamations, actions, poursuites ou procédures (civiles, criminelles ou autres, y compris les appels) actuelles ou imminentes et les mots “responsabilité” et “dépenses” comprennent, sans s’y limiter, les honoraires d’avocats, les coûts, les jugements, les montants versés en règlement et les autres charges.

Aucune indemnisation ne sera accordée à un administrateur ou à un mandataire (i) pour toute responsabilité découlant d’une faute intentionnelle, de la mauvaise foi, d’une négligence grave ou d’un manque de précaution vis-à-vis des devoirs liés à l’exercice de ses fonctions, (ii) à l’égard de toute question pour laquelle il aura été définitivement jugé comme ayant agi de mauvaise foi et non dans l’intérêt de la Société ou (iii) en cas de transaction, sauf si la transaction a été approuvée par un tribunal compétent ou par le Conseil d’Administration.

Le droit d’indemnisation prévu par les présentes est divisible, n’affecte pas les autres droits auxquels un administrateur ou un dirigeant peut prétendre actuellement ou ultérieurement, se poursuit à l’égard d’une personne qui a cessé d’être administrateur ou mandataire et s’applique au profit des héritiers, exécuteurs et administrateurs de cette personne. Aucune disposition des présentes n’affecte ou ne limite les droits d’indemnisation auxquels le personnel de la société, y compris les administrateurs et les mandataries, peut avoir droit en vertu d’un contrat ou de la loi. La Société a spécifiquement le droit de fournir une indemnisation contractuelle à tout membre du personnel de l’entreprise, y compris les administrateurs et les mandataires de la Société, et peut contracter et maintenir une assurance pour ce personnel, tel que la Société peut le décider à tout moment.

Article 20 Confidentialité

Même aprés la cessation de leur mandat ou fonction, tout Administrateur, de même que toute personne invitée à participer à une réunion du Conseil d’Administration, ne devra pas dévoiler des informations sur la Société dont la divulgation pourrait avoir des conséquences défavorables pour celle-ci, à moins que cette révélation ne soit exigée par (i) une disposition légale ou réglementaire applicable aux sociétés anonymes ou (ii) l’intérêt du public.

Article 21 Surveillance de la Société

La surveillance de la Société est confiée à un commissaire ou, le cas échéant, à un conseil de surveillance composé de plusieurs commissaires.

Aucun commissaire n’a à être actionnaire de la Société.

Le(s) commissaire(s) est/sont nommé(s) par une résolution des actionnaires prise conformément à aux Article 25 et Article 26 des Statuts jusqu’à l’Assemblée Générale annuelle des actionnaires qui suit leur nomination. Cependant leur mandat peut être renouvelé par l’assemblée générale des actionnaires.

Un commissaire peut être révoqué à tout moment, sans préavis et avec ou sans motif, par l’assemblée générale des actionnaires.

Si l’assemblée générale des actionnaires de la Société nomme un ou plusieurs réviseurs d’entreprises agréés conformément à l’article 69 de la loi du 19 décembre 2002 relative au registre du commerce et des sociétés et à la comptabilité et aux comptes annuels des entreprises, telle que modifiée, la nomination des commissaires n’est plus requise.

Un réviseur d’entreprise ne peut être révoqué que par l’assemblée générale des actionnaires pour un motif valable ou avec son approbation.

TITRE IV – ASSEMBLEES GENERALES

Article 22 Pouvoirs de I’Assemblée Générales des Actionnaires

L’assemblée générale des actionnaires de la Société représentent l’ensemble des actionnaires (1’ “Assemblée Générale”). L’Assemblée Générale a tous les pouvoirs qui lui sont réservés par la loi.

Article 23 Changement de nationalité

Les actionnaires peuvent changer la nationalité de la Société par une résolution de l’assemblée générale des actionnaires adoptée de la manière requise pour une modification des présents statuts.

Article 24 Assemblée Générale Annuelle

L’Assemblée Générale annuelle devra se tenir dans les six (6) mois suivant la fin de chaque exercice social au Grand-Duché de Luxembourg, au siège social de la Société ou à tout autre endroit au Grand-Duché de Luxembourg tel qu’indiqué dans la convocation de cette assemblée. D’autres Assemblées Générales peuvent être tenues au lieu et à l’heure spécifiés dans leurs convocations respectives. Les porteurs d’obligations n’ont pas le droit d’assister aux Assemblées Générales.

Article 25 Autres Assembliées Générales

Le Conseil d’Administration peut convoquer d’autres Assemblées Générales. De telles assemblées doivent être convoquées à la demande des actionnaires représentant au moins dix pour cent (10%) du capital social.

Les Assemblées Générales, y compris l’Assemblée Générale annuelle, peuvent se tenir à l’étranger chaque fois que des circonstances de force majeure, appréciées souverainement par le Conseil d’Administration, le requièrent.

Les Assemblées Générales sont convoquiées au moyen d’annonces déposées auprés du Registre de Commerce et des Sociétés et publiées au moins quinze (15) jours avant l’assemblée, au Recueil électronique des sociétés et associations de Luxembourg et dans un journal luxembourgeois. Dans ce cas, les convocations par lettre doivent être envoyées au moins dix (10) jours avant l’assemblée générale aux actionnaires en nom, par lettre missive. Alternativement, les convocations peuvent être faites uniquement par lettre recommandée dans l’hypothèse où la Société a émis uniquement des Actions nominatives ou si les destinataires ont accepté individuellement de recevoir les convocations par d’autres moyens de communication garantissant l’accès à 1’information, par ce moyen de communication. Si les Actions de la Société sont cotées sur un marché étranger, les Assemblées Générales sont convoquées conformément aux exigences de un marché étranger applicables à la Société doivent également être respectées.

Si les Actions de la Société sont cotées sur un marché étranger, tous les actionnaires inscrits dans un registre des Actions de la Société, le Porteur ou le Dépositaire, selon le cas, ont le droit d’être admis à l’Assemblée Générale; cependant, le Conseil d’Administration pourra déterminer une date et une heure antérieures à l’Assemblée Générale comme date de référence pour l’admission à l’assemblée générale des actionnaires (la “Date d’Inscription”), qui ne pourra être inférieure à cinq (5) jours avant la date de cette assemblée.

Tout actionnaire de la Société, Porteur ou Dépositaire, selon le cas, peut assister à l’Assemblée Générale en nommant une autre personne comme son mandataire, une telle nomination doit être faite par écrit d’une manière devant être déterminée par le Conseil d’Administration dans la convocation. Dans le cas d’Actions détenues par l’opérateur d’un système de compensation ou par un Dépositaire désigné par un tel Dépositaire, un porteur d’Actions qui souhaite assister à une Assemblée Générale doit recevoir de ces mêmes opérateurs ou Dépositaires un certificat attestant le nombre d’Actions inscrites dans le compte correspondant à la Date d’Inscription et attestant que ces Actions sont bloquées jusqu’à la clôture de l’Assemblée Générale en question. Le certificat devra être présenté à la Société au plus tard trois (3) jours ouvrables avant la date de cette assemblée générale. Si l’actionnaire vote au moyen d’une procuration, la procuration doit être déposée au siège social de la Société ou chez tout autre agent de la Société, dûment autorisé à recevoir ces procurations, dans le même temps. Le Conseil d’Administration peut fixer un délai plus court pour le dépôt du certificat ou de la procuration.

Article 26 Procédure, vote

Les actionnaires se réunissent après convocation du Conseil d’Administration ou des commissaires, conformément aux conditions fixées par la Loi. Les convocations pour toute assemblée générale des actionnaires contiennent la date, l’heure, le lieu et l’ordre du jour de l’assemblée et pourront être effectuées au moyen d’annonces déposées auprès du Registre de Commerce et des Sociétés de Luxembourg et publiées au moins quinze (15) jours avant l’assemblée, au Recueil électronique des sociétés et associations et dans un journal luxembourgeois. Dans ce cas, les convocations par lettre doivent être envoyées au moins dix (10) jours avant l’assemblée générale aux actionnaires en nom, par lettre missive. Alternativement, les convocations peuvent être faites uniquement par lettre recommandée dans l’hypothèse où la Société a émis uniquement des Actions nominatives, ou si les destinataires ont accepté individuellement de recevoir les convocations par d’autres moyens de communication garantissant l’accès à l’information, par ce moyen de communication. Si les Actions de la Société sont cotées sur un marché étranger, les exigences de ce marché étrangerapplicables à la Société doivent également être respectées.

Si tous les actionnaires sont présents ou représentés à une Assemblée Générale et déclarent avoir eu connaissance de l’ordre du jour de l’Assemblée Générale, celle-ci peut se tenir sans convocation préalable.

Les actionnaires participant à une réunion par conférence téléphonique, par vidéoconférence ou par tout autre moyen de communication permettant leur identification, permettant à toutes les personnes participant à la réunion de s’entendre de manière continue et permettant une participation effective de toutes ces personnes à la réunion, sont réputés présents pour le calcul des quorums et des votes, sous réserve que ces moyens de communication soient disponibles sur le lieu de la réunion.

Les actionnaires peuvent agir à toute Assemblée Générale en désignant par écrit, par télécopie, par courriel, par courrier ou tout autre moyen de communication écrit, un mandataire qui ne doit pas obligatoirement être un actionnaire.

Le Conseil d’Administration peut, à sa seule discrétion, autoriser chaque actionnaire à voter à une assemblée générale par un formulaire de vote signé envoyé par e-mail ou par télécopie ou par tout autre moyen de communication au siége social de la Société ou á l’adresse figurant dans la convocation. Sous réserve de cette autorisation du Conseil d’Administration, les actionnaires ne peuvent utiliser que les formulaires de vote fournis par la Société ou un Dépositaire qui contiennent au moins le lieu, la date et l’heure de la réunion, l’ordre du jour de la réunion, les propositions soumises aux actionnaires ainsi que pour chaque proposition, trois cases permettant à l’actionnaire de voter en faveur ou contre la résolution proposée ou de s’abstenir de voter en cochant les cases appropriées. Pour éviter toute ambiguité, les actionnaires ne peuvent pas voter au moyen de formulaires de vote lorsque le Conseil d’Administration n’a pas autorisé ce mode de vote pour une assemblée générale donnée. La Société ne tiendra compte que des formulaires de vote reçus. au plus tard trois (3) jours ouvrables avant la date de l’Assemblée Générale á laquelle ils se rapportent. Le Conseil d’Administration peut fixer une période plus courte pour la réception des formulaires de vote.

Dans le cadre de chaque Assemblée Générale, le Conseil d’Administration peut déterminer les règles de délibération et les conditions de participation des actionnaires à la réunion que le Conseil d’Administration juge appropriées.

Sauf dans la mesure où elles sont incompatibles avec les règles et conditions adoptées par le Conseil d’Administration, la personne présidant l’Assemblee Générale a le pouvoir et l’autorité de prescrire des règles et conditions supplémentaires et de prendre toutes les mesures qui, à son avis, sont appropriées pour le bon déroulement de l’assemblée. Ces règles et conditions, qu’elles soient adoptées par le Conseil d’Administration ou prescrites par la personne présidant l’assemblée, peuvent inclure, dans chaque cas dans la measure permise par la loi applicable:

(a) la détermination de l’ordre des points à traiter lors de la réunion sous réserve du respect de l’ordre du jour de la réunion ;

(b) des régles et procédures pour maintenir l’ordre lors de la réunion et la sécurité des personnes présentes ;

(c) la limitation de la présence ou de la participation à l’assemblée aux actionnaires inscrits, à leurs avocats dûment autorisés et constitués ou à toute autre personne que la personne présidant l’assemblée déterminera ;

(d) des restrictions sur l’entrée à la réunion aprés l’heure fixée pour le début de celle-ci ; et

(e) la limitation du temps alloué aux questions ou aux commentaires des participants.

Sauf disposition contraire de la loi ou des Statuts, les résolutions d’une Assemblée Générale dûment convoquée seront adoptées à la majorité simple des personnes présentes ou représentées et votantes. Une action ne peut être entreprise lors d’une Assemblée Générale que si au moins cinquante pour cent (50%) des Actions sont représentées. Si le quorum n’est pas atteint lors d’une Assemblée Générale, le président de l’assemblée peut ajourner la réunion à un autre lieu, le cas échéant, à une autre date et à une autre heure.

Une Assemblée Générale extraordinaire ne peut modifier les Statuts que si au moins cinquante pour cent (50%) des Actions sont représentées et que l’ordre du jour indique les modifications proposées aux Statuts, y compris le texte de toute proposition de modification de l’objet social ou de la forme de la Société. Si ce quorum n’est pas atteint, une deuxiéme Assemblée Générale extraordinaire est convoquée par voie d’avis publiés conformément au présent Article 26. Les résolutions de la deuxième Assemblée Générale extraordinaire sont valables quelle que soit la proportion du capital social représentée à cette assemblée. Lors des deux Assemblées Générales extraordinaires, les résolutions doivent être adoptées par au moins deux tiers (2/3) des voix exprimées.

Les abstentions et les votes nuls ne sont pas pris en compte.

Un (1) vote est attaché à chaque Action Ordinaire émise.

Les Actions Préférentielles n’ont pas le droit de vote, sauf pour les questions prévues par la Loi, y compris tout amendement, modification ou changement des droits attachés aux Actions Préférentielles dans un sens défavorable aux Actions Préférentielles pour lequel le consentement des détenteurs possédant une majorité des Actions Préférentielles sera requis.

Les Actions Préférentielles, étant des actions sans droit de vote, ne seront pas incluses dans le calcul du quorum et de la majorité à chaque Assemblée Générale, sauf pour les questions prévues par la Loi et dans le présent article.

Des copies des extraits du procès-verbal de l’assemblée à produire en justice ou autrement seront signées par deux Administrateurs ou par le Président du Conseil d’Administration.

Article 27 Prorogation

Le Conseil d’ Administration peut proroger séance tenante toute Assemblée Générale à quatre (4) semaines. Le Conseil d’Administration doit le faire sur la demande d’un ou plusieurs actionnaires représentant au moins dix pour cent (10%) du capital social de la Société.

Cette prorogation annule automatiquement toute résolution déjà adoptée.

L’Assemblée Générale prorogée ale même ordre du jour que la première assemblée. Les Actions et les procurations déposées régulièrement en vue de la première assemblée restent valablement déposées pour la deuxième assemblée.

TITRE V – EXERCICE SOCIAL – BILAN – BENEFICES – AUDIT

Article 28 Exercice social

L’ exercice social de la Société commence le 1er janvier et se termine le 31 décembre.

Article 29 Comptes annuels

Tousles ans, à la clôture de l’exercice social, le Conseil d’Administration dresse un bilan et un compte de pertes et profits conformément à la Loi, auxquels un inventaire est annexé, 1’ensemble de ces documents constituant les comptes annuels qui seront soumis aux actionnaires conformément aux articles 24 et Article 26 des Statuts.

Article 30 Bénéfices

Le solde créditeur du compte de pertes et profits, après déduction des dépenses, coûts, amortissements, charges et provisions, tel qu’approuvé par une résolution des actionnaires prise conformément aux articles 24 et Article 26 des Statuts, représente le bénéfice net de la Société.

Chaque année, 5% ( cinq pour cent) du bénéfice net doit être affecté à la réserve légale de la Société. Ce prélèvement cesse d’être obligatoire lorsque la réserve légale atteint un dixième (1/10) du capital social de la Société, mais devra être repris à tout moment si elle est entamée.

Le bénéfice restant est affecté par une résolution d’actionnaires prise conformément aux Article 24 et Article 26 des Statuts, sous réserve du paragraphe et de l’ordre de priorité ci-dessous.

Lorsque des Actions Préférentielles sont émises et en circulation, chaque Action Préférentielle donne droit à un droit à dividende annuel préférentiel et cumulatif s’élevant à 6,5% (le “Taux de Dividende Normal”) de sa valeur nominale (le “Dividende Préférentiel”). Le Dividende Préférentiel sera payé chaque année dans les 3 jours ouvrables suivant la tenue de l’Assemblée Générale annuelle prévue à l’article 24 (chacune, une “Date de Paiement du Dividende Préférentiel”). A chaque Date de Paiement du Dividende Préférentiel, 40% du Dividende Préférentiel pour cette année (ou 50% du Dividende Préférentiel pour cette année si la Société a payé un dividende sur les Actions Ordinaires au cours de la période depuis le paiement de la dernière Date de Paiement du Dividende

Préférentiel) sera payé en numéraire et le reste du Dividende Préférentiel sera payé en nature, à moins que la Société ne choisisse de payer toute portion supplémentaire du Dividende Préférentiel en numéraire; sous réserve de ce qui suit, (x) la Société ne sera pas tenue de payer une partie de ces Dividendes Préférentiels annuels en numéraire à une Date de Paiement du Dividende Préférentiel dans la mesure où la Société ou ses filiales ne sont pas autorisées à payer cette partie du Dividende Préférentiel annuel en numéraire en vertu (i) de la convention de crédit de premier rang à laquelle la Société et/ou certaines de ses filiales sont parties (la “Convention de Crédit de Premier Rang”) ou (ii) du prét relais à terme auquella Société et/ou certaines de ses filiales sont parties ou de tout emprunt garanti de premier rang émis par la Société et/ou certaines de ses filiales (selon le cas, le(s) “Prêt Relais/Emprunt Garantis”), (y) dans le cas où il serait interdit à la Société ou à ses filiales de payer tout ou partie de ces Dividendes Préférentiels en numéraire comme décrit dans la clause (x) ci-dessus, la Société paiera en numéraire le montant maximum non interdit par la Convention de Crédit de Premier Rang ou le Prét Relais/Emprunt Garantis. Si la Société ne parvient pas à payer une partie de la portion en numéraire du Dividende Préférentiel pour une raison quelconque au cours d’une année donnée à la Date de Paiement du Dividende Preféréntiel (y compris en raison de la clause (x) de la phrase précédente), alors (i) le taux du Dividende Préférentiel pour cette année (c’est-à-dire l’année au cours de laquelle la Société ne parvient pas à payer une partie de la portion en numéraire du Paiement du Dividende Préférentiel), mais pas nécessairement pour l’année suivante, augmentera pour atteindre le taux d’intérêt payé (qu’il y ait défaut ou non) à ce moment-là en vertu de la Convention de Crédit de Premier Rang, majoré de 5% (le “Taux de Dividende Majoré”) et (ii) le Taux de Dividende Preféréntiel pour l’année suivante sera fixé au Taux de Dividende Normal et pourra être augmenté pour atteindre le Taux de Dividende Majoré pour cette année (mais pas nécessairement l’année suivante) si la Société ne paie pas une partie de la partie en numéraire du Paiement du Dividende Préférentiel à la Date de Paiement du Dividende Préférentiel pour cette année.

Si la Société ne rachète pas les Actions Preféréntielles à la Date d’Echéance, le taux du Dividende Préférentiel-augmentera de façon permanente au taux d’intérêt actuellement payé (qu’il y ait défaut ou non) en vertu de la Convention de Crédit de Premier Rang plus 10%.

Tant que des Actions Préférentielles sont émises et en circulation, la Société et ses filiales ne doivent pas (a) conclure une convention de crédit (sauf dans la mesure liée à l’émission de billets à ordre garantis de premier rang comme l’envisage le(s) Prêt Relais/Emprunts Garantis) ou (b) modifier la Convention de Crédit de Premier Rang, dans chaque cas, d’une maniére qui aurait une incidence négative sur les droits de rachat des Actions Préférentielles en prolongeant la date d’échéance aux termes de cette facilité de crédit au-delà de la Date d’Echéance ou en augmentant les restrictions sur la capacité de la Société à payer la partie en numéraire des Dividendes Préférentiels sans le consentement des détenteurs détenant une majorité des Actions Préférentielles. Si, au cours d’une année, la Société ne parvient pas à verser une partie de la portion en numéraire d’un Dividende Préférentiel avant la Date de Paiement du Dividende Préférentiel, alors, au cours de l’année suivante, la Société ne pourra pas, sans le consentement des détenteurs d’une majorité des Actions Préférentielles en circulation, payer un dividende en numéraire sur les Actions Ordinaires jusqu’à ce que la Société ait payé la partie en numéraire du Paiement du Dividende Préférentiel pour cette année suivante (laquelle partie en numéraire du Paiement du Dividende Préférentiel peut être payée par la Société avant la Date de Paiement du Dividende Préférentiel pour, et à tout moment pendant, cette année suivante) ; pour éviter toute ambiguïté, les restrictions énoncées dans la présente phrase ne s’appliquent pas à tout achat, rachat ou remboursement non proportionnel de tout titre de participation de la Société ou de l’une de ses filiales. Tant que des Actions Préférentielles sont émises et en circulation, pendant la survenance et la poursuite d’un défaut de paiement par la Société de tout Dividende Préférentiel (pour éviter tout doute, le paiement de toute partie en numéraire du Dividende Préférentiel en nature conformément aux termes des présents Statuts ne constitue pas un défaut de la Société), l‘approbation des détenteurs possédant une majorité des Actions Préférentielles en circulation sera requise (i) pour la déclaration de dividendes au profit de toutes les autres catégories d’Actions émises et en circulation et (ii) pour l’achat, le rachat ou le remboursement de tout titre de participation de la Société ou de l’une de ses filiales (autre que dans le cadre de contrats d’intéressement en actions avec les employés).

Article 31 Dividendes intérimaires

Nonobstant ce qui précéde, le Conseil d’ Administration peut décider, conformément aux articles dispositions de 1’article 461-3 de la Loi, de verser des dividendes intérimaires (ce qui peut inclure le paiement du Dividende Préférentiel avant le paiement de tout autre dividende) avant la clôture de l’exercice social en cours sur base d’un état comptable datant de moins de 2 (deux) mois à la date de la décision et établi par le Conseil d’Administration, duquel doit ressortir que des fonds suffisants sont disponibles pour une distribution, étant entendu que les fonds a distribuer ne peuvent pas excéder le montant des résultats réalisés depuis la fin du dernier exercice dont les comptes annuels ont été approuvés, augmenté des bénéfices reportés ainsi que des sommes à porter en réserves conformément à la Loi ou aux Statuts.

Le réviseur d’entreprises ou le commissaire, le cas échéant, vérifie que les conditions susmentionnées ont été remplies.

TITRE VI – DISSOLUTION – LIQUIDATION

Article 32 Dissolution, liquidation

La Société peut être dissoute par une résolution de l’Assemblée Générale délibérant aux mêmes conditions de quorum et de majorité que celles exigées pour toute modification des Statuts, sauf dispositions contraires de la Loi.

En cas de dissolution de la Société, la liquidation sera effectuée par un ou plusieurs liquidateurs nommés par l’Assemblée Générale, qui fixera les pouvoirs et émoluments de chacun des liquidateurs.

Aprés paiement de toutes les dettes et charges de la Société et des frais de liquidation, les détenteurs d’Actions Préférentielles, le cas échéant, auront un droit préférentiel au remboursement de la valeur nominale des Actions Préférentielles plus tout Dividende Préférentiel couru mais non payé avant le remboursement de la valeur nominale des Actions Ordinaires. Par la suite, le produit net de la liquidation sera distribué également aux détenteurs d’Actions Ordinaires au prorata du nombre d’Actions Ordinaires qu’ils détiennent.

TITRE VII – LOI APPLICABLE – ELECTION DE FOR

Article 33 Loi applicable

Toutes les questions non régies par les présents Statuts seront détérminées conformément à la Loi. Si les Actions de la Société sont cotées sur un marché étranger ou si la Société est soumise aux règles et réglementations de la Commission, dans la mesure où une disposition des présents Statuts est en conflit avec les règles et réglementations applicables de ce marché étrangerou de la Commission, ces règles et réglementations prévaudront, à moins que le respect de ces régles et réglementations n’enfreigne la Loi.

Article 34 Election de for

À moins que la Société ne consente par écrit à la sélection d’un autre tribunal, les cours de district fédérales des États-Unis seront, dans toute la mesure permise par la loi applicable, les seuls et uniques tribunaux pour toute action faisant valoir une réclamation découlant du Securities Act de 1933.

Toute personne ou entité achetant, ou acquérant de toute autre manière, un intérêt dans les Actions sera réputée avoir pris connaissance des dispositions du paragraphe susmentionné et y avoir consenti. Nonobstant ce qui précède, les dispositions du présent article 34 ne s’appliquent pas aux procès intentés pour faire valoir une responsabilité ou une obligation créée par le U.S. Securities Exchange Act de 1934, tel que modifié, ou toute autre réclamation pour laquelle les cours fédérales des États-Unis ont une compétence exclusive.

For updated and consolidated Articles of Association as of 2 November 2021.

Danielle KOLBACH,

Notary in Junglinster (Grand Duchy of Luxembourg).

Junglinster, the 8th of November 2021.

In case of discrepancies between the English and the French text, the English version will prevail.

En cas de divergences entre le texte anglais et le texte français, le texte anglais prévaudra.